Exhibit 4.3

MICRON TECHNOLOGY, INC.

$750,000,000 5.875% SENIOR NOTES DUE 2033

SIXTH SUPPLEMENTAL INDENTURE
Dated as of February 9, 2023

To

INDENTURE
Dated as of February 6, 2019

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

SIXTH SUPPLEMENTAL INDENTURE dated as February 9, 2023 by and between Micron Technology, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to the Trustee (as successor in interest to U.S. Bank National Association) an indenture, dated as of February 6, 2019 (the “Base Indenture”), providing for the issuance from time to time of one or more Series of the Company’s securities.

Section 9.1 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company’s Securities, from time to time may amend or supplement certain terms and conditions in the Base Indenture, including to provide for the issuance of and establishment of terms of a Series of Securities as permitted by Sections 2.1 and 2.2 thereof.

The Company desires and has requested the Trustee pursuant to Section 9.1 of the Base Indenture to join with it in the execution and delivery of this Supplemental Indenture (together with the Base Indenture, the “Indenture”) in order to supplement the Base Indenture as, and to the extent, set forth herein to provide for the issuance of and establish the forms and terms and conditions of the Notes (as defined below).

The execution and delivery of this Supplemental Indenture has been duly authorized by votes of the Board of Directors or a duly authorized committee thereof.

All conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.875% Senior Notes due 2033:

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.1.    Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture or the Notes, the provisions of this Supplemental Indenture or the Notes, as applicable, will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Supplemental Indenture, including the rights, privileges and immunities of the Trustee set forth in the Base Indenture and the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for, or with respect to, any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for, or with respect to, (1) the proper authorization of this Supplemental Indenture by the Company, (2) the due execution hereof by the Company or (3) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Further, the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.

Section 1.2.    Definitions.

Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.2:

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Supplemental Indenture in accordance with Section 2.3 hereof, as part of the same Series as the Initial Notes.

“Aggregate Debt” means the sum of the following as of the date of determination: (1) the then aggregate outstanding amount of the Indebtedness of the Company and its Restricted Subsidiaries, without duplication, incurred after the Issue Date and secured by Liens not otherwise permitted by Section 4.2(a) hereof; and (2) the then existing Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Lease Back Transactions, without duplication, entered into after the Issue Date pursuant to the last paragraph of Section 4.3 hereof; provided that any such Attributable Debt will be excluded from this clause (2) to the extent that Indebtedness relating thereto is included in clause (1) of this definition, provided further, that in no event will the amount of any Indebtedness be required to be included in the calculation of Aggregate Debt more than once despite the fact that more than one person is liable with respect to such Indebtedness and despite the fact that such Indebtedness is secured by the assets of more than one person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing such Indebtedness, the amount of Indebtedness so secured shall only be included once in the calculation of Aggregate Debt). Whenever a calculation is to be made with respect to creation or incurrence under revolving credit Indebtedness, such calculation may, at the Company’s election, be determined by treating the maximum committed amount of such revolving credit Indebtedness as having been incurred on the date of such calculation, whether or not such amount has actually been drawn upon, and, if such election has been made, (i) subsequent borrowings and reborrowings of such revolving credit Indebtedness (and related Liens), up to the maximum committed amount, shall not be deemed additional incurrences of Indebtedness (and related Liens) requiring calculations of the amount of Aggregate Debt (but subsequent borrowings in connection with increases in such maximum committed amount shall require calculations under this definition, or shall otherwise comply with Section 4.2 hereof), and (ii) for purposes of subsequent calculations under this definition, the maximum committed amount of such revolving credit Indebtedness on the date of any such calculation shall be deemed to be outstanding throughout such period, whether or not such amount is actually outstanding. The Company may revoke an election pursuant to this paragraph at any time, at which time the entire drawn outstanding amount of such revolving credit Indebtedness will be deemed to be incurred and secured by any relevant Liens at such time.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures established by and customary for the Depositary that apply to such transfer or exchange.

“Attributable Debt” means in connection with a Sale and Lease Back Transaction the lesser of: (1) the fair value of the assets subject to such transaction, as determined in good faith by a Senior Officer of the Company; and (2) the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Base Indenture” has the meaning set forth in the preamble to this Supplemental Indenture, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Below Investment Grade Rating Event” means the rating on the Notes is lowered by two or more of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event); provided, further, that notwithstanding the foregoing, a Below Investment Grade Rating Event shall not be deemed to have occurred so long as the Notes are rated Investment Grade by two or more of the Rating Agencies.

“Change of Control” means:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of     the Exchange Act), other than the Company, its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Company, unless such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, except that for the purpose of this clause (1) a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time); provided, however, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company, and (b)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group”(other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or

(ii) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all assets of the Company and its Subsidiaries taken as a whole to, or merges or consolidates with, a person (other than the Company or any of its Subsidiaries), other than any such merger or consolidation where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction; or

(iii) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Consolidated Net Tangible Assets” means, with respect to any person, the total amount of assets of such person and its Consolidated Subsidiaries after deducting therefrom (a) all current liabilities of such person and its Consolidated Subsidiaries (excluding (i) any notes or loans payable within 12 months, the current portion of long-term debt, the current portion of deferred revenue and of obligations under operating and finance leases, and the portion of any convertible debt classified as “current” despite having a stated maturity more than 12 months from the date as of which the amount thereof is being computed and (ii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a date more than 12 months from the date as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of such person and its Consolidated Subsidiaries, all as set forth on the consolidated balance sheet of such person for the most recently completed fiscal quarter for which financial statements have been filed with the SEC and computed in accordance with GAAP.

“Consolidated Subsidiaries” means, as of any date of determination and with respect to any person, those subsidiaries of that person whose financial data is, in accordance with GAAP, reflected in that person’s consolidated financial statements.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.2 hereof, substantially in the form of Exhibit A hereto, except that such Note will not bear the Global Note Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the person specified in Section 2.1 hereof as the Depositary with respect to such Notes, and any and all successors thereto appointed as depositary hereunder.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.

“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.

“Foreign Subsidiary” means, with respect to any person, any Subsidiary of such person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Global Note Legend” means the legend set forth in Section 2.2(e) hereof, which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto, issued in accordance with Section 2.1 hereof.

“Holder” means a person in whose name a Note is registered.

“Indebtedness” means indebtedness for borrowed money. For the avoidance of doubt, Indebtedness with respect to any person only includes indebtedness for the repayment of money borrowed provided to such person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another person secured by a Lien on the assets of the specified person, the lesser of: (a) the fair value (as determined in good faith by a Senior Officer of the Company) of such assets at the date of determination; and (b) the principal amount of the Indebtedness secured by such Lien.

In addition, accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose under this Indenture.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.

“Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $750,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture on the date hereof.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date hereof.

“Joint Venture” means, with respect to any person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such person and/or one or more of its Subsidiaries.

“Lien” means any lien, security interest, mortgage, charge or similar encumbrance, provided, however, that in no event shall either (i) any legal or equitable encumbrances deemed to exist by reason of a negative pledge or (ii) an operating lease or a non-exclusive license be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Nonrecourse Obligation” means Indebtedness substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such Indebtedness has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” means the Company’s 5.875% Senior Notes due 2033; provided that the Initial Notes and the Additional Notes, if any, will be treated as a single Series for all purposes under this Supplemental

Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.

“Par Call Date” means November 9, 2032.

“Participant” means, with respect to the Depositary, a person who has an account with the Depositary.

“Permitted Liens” means:

(1)    Liens existing as of the Issue Date or arising thereafter pursuant to related agreements existing as of the Issue Date;

(2)    Liens granted after the Issue Date created in favor of the Holders of the Notes;

(3)    Liens on Principal Property given to secure all or any part of the payment of or financing of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof; provided that such Liens shall be given (or given pursuant to firm commitment financing arrangements obtained within such period) within 24 months after the later of (i) the acquisition of such Principal Property and/or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later and (ii) the placing into commercial operation of such Principal Property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

(4)    Liens existing on any Principal Property at the time of acquisition of such Principal Property or Liens existing on shares of Capital Stock or assets of a person and its Subsidiaries prior to the time such person becomes a Restricted Subsidiary (or arising thereafter pursuant to contractual commitments entered into prior to acquiring such Principal Property or such shares of Capital Stock) (including acquisition through merger or consolidation) or at the time of such acquisition (or arising thereafter pursuant to contractual commitments entered into prior to such person becoming a Restricted Subsidiary) by the Company or any Subsidiary of the Company; provided that such Liens do not extend to (i) any Principal Property owned by the Company or any Restricted Subsidiary or (ii) shares of Capital Stock of any Restricted Subsidiary that, in each case, were not previously encumbered by such Liens;

(5)    (a) Liens on the Equity Interests of any person, including any Joint Venture of the Company, and its Subsidiaries which, when such Liens arise, concurrently becomes a Restricted Subsidiary and Liens on Principal Property of such person, including any Joint Venture of the Company, and its Subsidiaries arising in connection with the purchase or acquisition thereof or of an interest therein by the Company or any of its Subsidiaries, and (b) Liens on Equity Interests in any Joint Venture of the Company or any of its Subsidiaries, or in any Subsidiary of the Company that owns an Equity Interest in a Joint Venture of the Company to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in the case of each of the preceding clauses (a) and (b), such Liens do not extend to other Principal Property owned by the Company or any Restricted Subsidiary or shares of Capital Stock of a Restricted Subsidiary that, in each case, were not previously encumbered by such Liens;

(6)    Liens securing Indebtedness of up to 5.0% of Consolidated Net Tangible Assets of the Company to any strategic partner of the Company and/or one or more of its Subsidiaries incurred in connection with joint technology efforts between such partner and the Company and/or one or more of its Subsidiaries and/or the financing of manufacturing of products;

(7)    Liens in favor of the Company or a Restricted Subsidiary of the Company;

(8)    Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business (including Liens incident in the ordinary course of the construction or maintenance of Principal Property), and Liens in connection with legal proceedings;

(9)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)    Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;

(11)    Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(12)    Liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing between the Company or any of its Subsidiaries and any federal, state or municipal government or other government body or quasi-governmental agency;

(13)    Liens created in connection with the acquisition of assets or a project financed with, and created to secure a Nonrecourse Obligation; and

(14)    any extension, renewal, substitution, reinstatement or replacement (or successive extensions, renewals, substitutions, reinstatements or replacements), in whole or in part, of any Lien referred to in this or the preceding clauses (1) through (13), and any Liens that secure an extension, renewal, reinstatement, replacement, refinancing or refunding (including any successive extensions, renewals, reinstatements, replacements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien referred to in this or the preceding clauses (1) through (13).

For the avoidance of doubt, the inclusion of specific Liens in the definition of Permitted Liens shall not create any implication that the obligations secured by such Liens constitute Indebtedness.

“Principal Property” means any single parcel (or group of contiguous parcels that comprise the same facility, office or plant) of real property or any permanent improvement thereon (1) owned by the

Company or any of its Subsidiaries located in the United States, including its principal corporate office, any manufacturing facility or plant, any research and development facility or any portion thereof and (2) having a net book value, as of the date of determination, in excess of 1% of Consolidated Net Tangible Assets of the Company. Notwithstanding the foregoing, (i) Principal Property does not include any property that the Board of Directors has determined not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole and (ii) Principal Property only includes personal property to the extent it becomes, and continues to be, a “fixture” within the meaning of Article 9 of the Uniform Commercial Code of the applicable real property.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Remaining Scheduled Payments” means, with respect to any Notes being redeemed, the sum of the present values of the remaining scheduled payments of the principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points.

“Restricted Subsidiary” shall mean each Subsidiary of the Company (1) that is organized or existing under the laws of the United States, any state thereof or the District of Columbia other than any such Subsidiary that is a direct or indirect Subsidiary of one or more Foreign Subsidiaries of the Company, (2) that owns a Principal Property, and (3) at least 80% of the Voting Stock of which is owned by the Company or one or more Subsidiaries of which at least 80% of the Voting Stock is owned directly or indirectly by the Company, provided that, for purposes of the foregoing, any Voting Stock owned by a Subsidiary of the Company that is not a Restricted Subsidiary based on the foregoing clause (3) shall be excluded.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Sale and Lease Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Subsidiary of the Company of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by the Company or any Subsidiary of the Company to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

“Senior Officer” of any specified person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.

“Subsidiary” of a person means a corporation, partnership, limited liability company or other similar entity a majority of whose Voting Stock is owned by such person or one or more Subsidiaries of such person or any combination thereof. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Supplemental Indenture” means this Sixth Supplemental Indenture, dated as of the date hereof, by and between the Company and the Trustee, governing the Notes, as it may be amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in the following manner:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities – Treasury constant maturities – Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Voting Stock” of a person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Other Definitions

Term	Defined in Section
“Change of Control Purchase Date”	4.1
“Change of Control Purchase Price”	4.1
“DTC”	2.1
“Expiration Date”	4.1
“Interest Payment Date”	Paragraph 1 of Exhibit A
“Offer to Purchase”	4.1
“Second Change of Control Purchase Date”	4.1

ARTICLE 2.
THE NOTES

Section 2.1.    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication with respect thereto will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

(b)    Global Notes.

(1)    Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon).

(2)    Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.2 hereof. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.2.    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) an Event of Default has occurred and the Trustee has received a written request from DTC that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes; or

(3) the Company in its sole discretion and subject to the procedures of the Depositary determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1), (2) or (3) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.2 (subject to any contrary provision in this Section 2.2(a)) or Sections 2.8 or 2.11 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.2(b) or (f) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Supplemental Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.2(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the Notes, as evidenced by an Officer’s Certificate delivered to the Trustee, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.2(f) hereof.

(c)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase, or cause to be increased, the aggregate principal amount of one of the applicable Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(d)    Transfer and Exchange of Definitive Notes for Definitive Notes. A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.2(d), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional required certifications, documents and information, as applicable.

(e)    Legends. The following legends will appear on the face of all Global Notes issued under this Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.2 OF THE SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.2(a) OF THE SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE HEREINAFTER REFERRED TO AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY HEREINAFTER REFERRED TO.

THIS GLOBAL NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY

(55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(f)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(g)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon the receipt of a Company Order.

(2)    No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.11, Section 3.6 and Section 9.6 of the Base Indenture).

(3)    The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    If the Company elects to redeem or make an Offer to Purchase, neither the Company nor the Trustee will be required to:

(i)    issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the Company sends the notice of redemption under Section 3.3 of the Base Indenture or makes an Offer to Purchase and ending at the close of business on the day the notice is sent or the Offer to Purchase is made;

(ii)    register the transfer of or to exchange any Note so selected for redemption or subject to purchase in such Offer to Purchase in whole or in part, except the unredeemed portion of any Note being redeemed or purchased in part; or

(iii)    in the case of a redemption or a purchase date pursuant to an Offer to Purchase occurring after a regular record date but on or before the corresponding Interest Payment Date, register the transfer of or exchange a Note on or after the regular record date and before the date of redemption or purchase.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the record date provisions hereof) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.3 of the Base Indenture.

(8)    [Reserved].

(9)    Any Officer’s Certificate or Opinion of Counsel required to be submitted to the Registrar pursuant to this Section 2.2 to effect a registration of transfer or exchange may be submitted by facsimile.

(10)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(11)    Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.3.    Issuance of Additional Notes.

(a)    The Company will be entitled, upon delivery of a Company Order, Officer’s Certificate and an Opinion of Counsel, to issue Additional Notes under this Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single Series for all purposes under this Supplemental Indenture.

(b)    With respect to any Additional Notes, the Company will set forth in a (i) supplemental indenture or (ii) in resolution of its Board of Directors (or a duly authorized committee thereof) or of a designee thereof and an Officer’s Certificate, a copy of each which will be delivered to the Trustee, the following information:

(i)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(ii)    the issue price, the issue date, the CUSIP number(s), the first Interest Payment Date and the initial interest accrual date of such Additional Notes.

(c)    For the avoidance of doubt, the issuance of Additional Notes pursuant to this Section 2.3 is subject to Section 2.3 of the Base Indenture.

(d)    Any Additional Notes issued pursuant to this Section 2.3 shall only bear the same CUSIP number as any existing Notes if they would be fungible for United States tax purposes with such existing Notes.

Section 2.4.    Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Company by manual, electronic or facsimile signature.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.1.    Optional Redemption.

(a)    Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)    the Remaining Scheduled Payments of such Notes to be redeemed, less interest accrued to the date of redemption; and

(ii)    100% of the principal amount of the Notes to be redeemed

plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

On or after the Par Call Date, the Company may, at its option, redeem any Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

In connection with any redemption of the Notes, calculation of the redemption price therefor shall be made by the Company or on the Company’s behalf by such person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee or any Agent. Notwithstanding Section 3.3 of the Base Indenture, the notice of any redemption of the Notes pursuant to that Section in respect of a redemption date occurring prior to the maturity date of the Notes need not set forth the redemption price but only the manner of calculation thereof. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 calendar days but not more than 60 calendar days before the redemption date to each Holder of the Notes to be redeemed (with a copy to the Trustee). Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In the case of a partial redemption of the Notes, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems fair and appropriate (provided that if the Notes are represented by one or more Global Notes, the Notes shall be selected for redemption by the Depositary in accordance with its standard procedures therefor) and may provide for the selection for redemption of a portion of the principal amount of the Notes equal to an authorized denomination.

No Notes of a principal amount of $2,000 or less will be redeemed in part. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Section 3.2. Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.
PARTICULAR COVENANTS

Section 4.1.    Offer to Purchase Upon Change of Control Triggering Event.

(a)    If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem all Notes in full pursuant to Section 3.1 or has defeased the Notes or satisfied and discharged the Notes, the Company shall be required to make an offer (an “Offer to Purchase”) to each Holder of the Notes to purchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer set forth below. In an Offer to Purchase, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase of such Notes (a “Change of Control Purchase Price”). Not later than 60 days following any Change of Control Triggering Event, the Company shall deliver or cause to be delivered (or if the Notes are represented by one or more Global Notes, transmitted in accordance with the Depositary’s standard procedures therefor) a notice to Holders of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to purchase such Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days after the date such notice is delivered or transmitted (a “Expiration Date”) and a settlement date for purchase (a “Change of Control Purchase Date”) for such Offer to Purchase of not more than five

Business Days after the Expiration Date. The notice shall also contain instructions and materials necessary to enable Holders to tender Notes pursuant to the offer. The notice shall, if delivered or transmitted prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Purchase Date.

(b)    Such notice shall also state:

(1)    that the Offer to Purchase is being made pursuant to this Section 4.1 and that all Notes or portion of such Notes validly tendered and not withdrawn will be accepted for payment;

(2)    the Change of Control Purchase Price and the Change of Control Purchase Date;

(3)    that any Note not tendered will continue to accrue interest;

(4)    that any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Change of Control Purchase Date unless the Company shall default in the payment of the Change of Control Purchase Price of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Purchase Price upon surrender of the Notes to the Paying Agent;

(5)    that Holders electing to have a portion of a Note purchased pursuant to an Offer to Purchase may only elect to have such Note purchased in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof; provided that the unrepurchased portion of a Note must be in a minimum principal amount of $2,000;

(6)    that if a Holder elects to have a Note purchased pursuant to the Offer to Purchase such Holder will be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Note completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Purchase Date, or, in the case of Global Notes, in accordance with the Applicable Procedures;

(7)    that a Holder will be entitled to withdraw its election if the Company receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and

(8)    that if Notes are purchased only in part by the Company, a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

(c)    On the Change of Control Purchase Date, the Company shall, to the extent lawful:

(1)    accept for payment all Notes or portions of such Notes properly tendered pursuant to the Offer to Purchase;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of such Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of such Notes or portions of such Notes being repurchased.

(d)    On the Change of Control Purchase Date the Change of Control Purchase Price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and, unless the Company defaults in the payment of the Change of Control Purchase Price, interest on Notes purchased will cease to accrue on and after the Change of Control Purchase Date.

(e)    The Company shall not be required to make an Offer to Purchase upon the occurrence of a Change of Control Triggering Event with respect to Notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes validly tendered and not withdrawn under its offer or (ii) the Company has sent a notice of redemption pursuant to Section 3.1 of this Supplemental Indenture.

(f)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and all other applicable laws and regulations thereunder to the extent such securities laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions under this Section 4.1, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.1 or the Notes by virtue of any such conflict.

(g)    Notwithstanding anything to the contrary herein this Section 4.1, an Offer to Purchase may be made in advance of a Change of Control Triggering Event, conditional upon the applicable Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Offer to Purchase.

(h)    No Notes of $2,000 or less can be repurchased in part pursuant to this Section 4.1. Notes in denominations larger than $2,000 may be repurchased in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be repurchased.

(i) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in an Offer to Purchase and the Company, or any third party approved in writing by the Company making an Offer to Purchase in lieu of the Company pursuant to Section 4.1(e) above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Offer to Purchase, to redeem (with respect to the Company) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Purchase Date”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the Second Change of Control Purchase Date.

Section 4.2.    Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, to create or incur any Lien, except Permitted Liens, on any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of Capital Stock of any Restricted Subsidiary, whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the Notes then outstanding (together with, if the Company so determines, any other Indebtedness of the Company or a Subsidiary then existing or thereafter created ranking equally with the Notes) shall be substantially concurrently equally and ratably secured (or, at the Company’s option, secured prior thereto), until such time as such Indebtedness is no longer secured by such Lien.

(b) Notwithstanding Section 4.2(a) above, the Company or any Restricted Subsidiary of the Company may, without equally and ratably securing the Notes then outstanding, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greater of (a) $5.6 billion, and (b) 15% of Consolidated Net Tangible Assets of the Company immediately preceding the date of the creation or incurrence of the Lien. The Company or any Restricted Subsidiary of the Company also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute, reinstate or replace (including successive extensions, renewals, substitutions, reinstatements or replacements), in whole or in part, any Lien permitted pursuant to this or the preceding sentence and any Liens that secure any extension, renewal, replacement, reinstatement, refinancing or refunding (including any successive extensions, renewals, replacements, reinstatements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien permitted pursuant to Section 4.2(a) above or this Section 4.2(b).

(c) For purposes of this Section 4.2, (i) the creation of a Lien to secure Indebtedness which existed prior to the creation of such Lien will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair value (as determined in good faith by a Senior Officer of the Company) of the asset subjected to such Lien and (y) the principal amount secured by such Lien, and (ii) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens or Liens permitted by the preceding paragraph, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien or a Lien permitted by Section 4.2(b) above, and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the assets of more than one person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations).

(d) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.2(a) above may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

Section 4.3.    Sale and Lease Back Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries, to enter into any Sale and Lease Back Transaction with respect to any Principal Property owned by the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, unless:

(a)    such transaction was entered into prior to the Issue Date;

(b)    such transaction was for the sale and leasing back to the Company or a Restricted Subsidiary by the Company or any Subsidiary of any Principal Property;

(c)    such transaction involves a lease of a Principal Property executed by the time of or within 24 months after the later of (i) the acquisition or the completion of any such development, operation, construction, alteration, repair or improvement of such property, assets or equipment or (ii) the placing into commercial operation of such Principal Property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

(d)    such transaction involves a lease for not more than three years (or which may be terminated by the Company or the applicable Restricted Subsidiary within a period of not more than three years);

(e)    the Company or the applicable Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased in an amount equal to Attributable Debt with respect to such Sale and Lease Back Transaction without equally and ratably securing the Notes pursuant to Section 4.2(a) above; or

(f)    the Company or the applicable Restricted Subsidiary applies an amount equal to the net proceeds from the sale of the Principal Property to the purchase of other Principal Property or to the retirement, repurchase or other repayment or prepayment of Indebtedness within 365 calendar days before or after the effective date of any such Sale and Lease Back Transaction; provided that in lieu of applying such amount to such retirement, repurchase, repayment or prepayment, the Company or any Restricted Subsidiary may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Company or such Restricted Subsidiary.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into any Sale and Lease Back Transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed an amount equal to the greater of (a) $5.6 billion, and (b) 15% of Consolidated Net Tangible Assets of the Company immediately preceding the closing date of the Sale and Lease Back Transaction.

Section 4.4.    Covenants.

The covenants set forth in Sections 4.2 and 4.3 above are and are intended solely for the benefit of the Notes.

ARTICLE 5.
SATISFACTION AND DISCHARGE; DEFEASANCE

Section 5.1.    Satisfaction and Discharge of Indenture.

The Company may satisfy and discharge the Notes in accordance with and subject to the terms of Section 8.1 of the Base Indenture.

Section 5.2.    Legal Defeasance of Securities.

Section 8.3 of the Base Indenture shall be applicable to the Notes.

Section 5.3.    Covenant Defeasance.

In addition to the covenants specified in Section 8.4 of the Base Indenture, the Company may omit to comply with any term, provision or condition set forth in Section 4.1, Section 4.2 and Section 4.3 of this Supplemental Indenture by complying with the requirements of Section 8.4 of the Base Indenture.

ARTICLE 6.
MISCELLANEOUS

Section 6.1.    Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 6.2.    Governing Law.

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 6.3.    Successors.

All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 6.4.    Severability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.5.    Counterpart Originals.

This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by Adobe Sign (or such other digital signature provider as specified in writing to Trustee by the authorized representative) or by way of an electronic signature provided in another manner acceptable to Trustee, in English. The Company agrees to assume all risks arising out of the use of using digital signatures, electronic signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 6.6.    Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.7.    Waiver of Jury Trial.

The Company, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

Section 6.8.    Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Supplemental Indenture in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Supplemental Indenture and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 6.9.    Instruction by Electronic Transmissions.

In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 6.10.    Notices.

The address of the Trustee set forth in Section 10.2 of the Base Indenture is amended as follows:

If to the Trustee:

U.S. Bank Trust Company, National Association
555 SW Oak Street
PD-OR-P7TD

Portland, OR 97204
Attn: C. Nelson (Micron Technology, Inc. Notes).

Section 6.11.    Miscellaneous.

In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

None of the Company’s past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of the Company’s obligations under the Notes or the Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the Notes.

[Signatures on following page]

SIGNATURES

Dated as of February 9, 2023

MICRON TECHNOLOGY, INC.

By     /s/ Greg Routin
Name:     Greg Routin
Title:     Vice President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Trustee

By     /s/ Cheryl Nelson
Name:     Cheryl Nelson
Title:     Vice President

[Signature Page to Supplemental Indenture]

EXHIBIT A

(Face of Note)

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.2 OF THE SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.2(a) OF THE SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE HEREINAFTER REFERRED TO AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY HEREINAFTER REFERRED TO.

THIS GLOBAL NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE SUPPLEMENTAL INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
CUSIP:[_______]
ISIN:[_______]
MICRON TECHNOLOGY, INC.
5.875% Senior Note due 2033
No. [_____] $__________
(as revised by the Schedule of Increases and Decreases in Global Note attached hereto)

Micron Technology, Inc., a Delaware corporation, promises to pay to CEDE & CO. or registered assigns, the principal sum of $[ ] (as revised by the Schedule of Increases and Decreases in Global Note attached hereto) on February 9, 2033.

Interest Payment Dates: February 9 and August 9

Record Dates: January 26 and July 26

Date:
MICRON TECHNOLOGY, INC.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Supplemental Indenture:

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

(Back of Note)

MICRON TECHNOLOGY, INC.
5.875% Senior Note due 2033

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.INTEREST. Micron Technology, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.875% per annum. The Company will pay interest semi-annually on February 9 and August 9 of each year, commencing August 9, 2023, or if any such day is not a Business Day, on the next succeeding Business Day as if made on the date such payment was due, and no additional interest will accrue on the amount so payable for that period (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid or provided for, from February 9, 2023; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent allowable) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law to the extent allowable) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the persons who are registered Holders of Notes at the close of business on the January 26 or July 26 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal and interest on the Notes will be made by (a) check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes or (b) with respect to a Holder with an aggregate principal amount in excess of $5,000,000, by wire transfer in immediately available funds to the place and account designated in writing at least 15 days prior to the Interest Payment Date by the person entitled to the payment as specified in the security register; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Securities and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent at least 15 calendar days prior to the applicable payment date. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.INDENTURE. This Note is one of a duly authenticated Series of securities of the Company issued and to be issued in one or more Series under an indenture (the “Base Indenture”), dated as of February 6, 2019, between the Company and the Trustee (as successor in interest to U.S. Bank National Association), as amended by the Sixth Supplemental Indenture, dated as of February 9, 2023, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Supplemental Indenture, the provisions of the Supplemental Indenture will govern and be controlling. The Company will be entitled to issue Additional Notes pursuant to Section 2.3 of the Supplemental Indenture.

5.OPTIONAL REDEMPTION. The Notes are redeemable prior to the maturity date as provided in the Indenture. In the event of redemption of this Note in part only, a new Note or Notes in an authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

6.MANDATORY REDEMPTION. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.OFFER TO PURCHASE UPON CHANGE OF CONTROL TRIGGERING EVENT. If a Change of Control Triggering Event with respect to the Notes occurs, the Company may be required to make an offer to purchase the Notes in the manner and with the effect provided in the Indenture.

8.DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes may be transferred or exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company or the Trustee may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Trustee nor the Company need exchange or register the transfer of any Notes for a period of 15 days before the day of any selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

9.PERSONS DEEMED OWNERS. Subject to the record date provisions hereof, the registered Holder of a Note shall be treated as its owner for all purposes.

10.AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes, and any existing default or compliance with any provision of the Indenture or the Notes, may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes. The Indenture or the Notes may be amended or supplemented without the consent of any Holder of a Note as described in the Indenture.

11.DEFAULTS AND REMEDIES. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of, and any accrued and unpaid interest on, the outstanding Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

12.TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.

13.NO RECOURSE AGAINST OTHERS. None of the Company’s past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of the Company’s obligations under the Notes or the Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the Notes.

14.AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.CUSIP NUMBERS. The Company has caused CUSIP numbers to be printed on the Notes and the Trustee shall use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other elements of identification printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture.

Requests may be made to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Attention: General Counsel

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following increases or decreases in this Note have been made:

Date of decrease or increase	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Custodian

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer

this Note to:

____________________________________________________________________________________    (Insert assignee’s legal name)

____________________________________________________________________________________
(Insert assignee’s soc. sec. or tax I.D. no.)

____________________________________________________________________________________
(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him

Date: _______________

Your Signature:________________________________
(sign exactly as your name appears on the face of this Note)
Tax Identification No: ___________________________
Signature Guarantee: __________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.1 of the Supplemental Indenture, check the box below:

☐ Section 4.1

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.1 of the Supplemental Indenture, state the amount you elect to have purchased ($2,000 or integral multiples of $1,000 in excess thereof; provided that the unrepurchased portion of a Note must be in a minimum principal amount of $2,000): $________________

Date: _______________

Your Signature:________________________________
(sign exactly as your name appears on the face of this Note)
Tax Identification No: ___________________________
Signature Guarantee: __________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.